Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
200-205 5 Avenue SW	Fax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Geokinetics Inc.

We consent to the use of our report dated April 29, 2005 (except as to note 12, which is at November 2, 2005), with respect to the consolidated balance sheets of Trace Energy Services Ltd., and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 included in this Form 8-K of Geokinetics Inc.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

July 19, 2006